Peabody COALSALES Company

Contract No. LGE03010

EXHIBIT 10.69

COAL SUPPLY AGREEMENT

This is a coal supply agreement (the “Agreement”) dated January 1, 2003 between LOUISVILLE GAS AND ELECTRIC COMPANY, a Kentucky corporation, 220 West Main Street, Louisville, Kentucky 40202 (“hereinafter referred to as Buyer”) and PEABODY COALSALES COMPANY, a Delaware corporation, (hereinafter referred to as “Seller”), whose address is 701 Market Street, St. Louis, Missouri 63101-18926.

WITNESSETH:

WHEREAS, LG&E is an electric utility company which desires to purchase steam coal; and

WHEREAS, Buyer and Seller desire to enter into a coal supply agreement pursuant to which the Seller will supply coal to Buyer under the terms as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  GENERAL.

(a) The above recitals are true and correct and comprise a part of this Agreement.

(b) Seller will sell to Buyer and Buyer will buy from Seller steam coal under all the terms and conditions of this Agreement.

(c) Seller hereby represents and warrants that it has obtained or will obtain the agreement of Patriot Coal Company, LP, a Delaware limited partnership, and Peabody Coal Company, a Delaware corporation (together, the “Producer”), as indicated by each Producers’ signatures on the Producer’s Certificate attached hereto as “Exhibit A” and made a part hereof, and has delivered or will deliver such original Producer’s Certificate to Buyer.  This obligation of Seller is a material inducement for Buyer’s entering into this Agreement.  If Seller fails to deliver an unrevised Producer’s Certificate to Buyer within five (5) days after execution of this Agreement, then Buyer may declare this Agreement null and void, and neither party shall have any further obligations hereunder, except to the extent of deliveries then in route.  Seller acknowledges and agrees that Buyer is the third-party beneficiary of the agreement between Producer and Seller (the “Coal Marketing and Sales Agreement”) and as such shall be entitled to enforce its rights thereunder, in addition to exercising its rights and remedies hereunder.

(d) Each covenant, representation and warranty given by Seller herein or by Producer in the Producer Certificate is a material inducement for Buyer to enter into this Agreement.

SECTION 2.  TERM.  The term of this Agreement shall commence on January 1, 2003 and shall continue through December 31, 2005.

SECTION 3.  QUANTITY.

§ 3.1 Base Quantity.  Seller shall sell and deliver and Buyer shall purchase and accept delivery of the following annual base quantity of coal (“Base Quantity”):

YEAR	BASE QUANTITY (TONS)
2003	1,000,000
2004	1,000,000
2005	1,000,000

§ 3.2 Delivery Schedule. Shipments are to be made on a ratable basis as adjusted during the year to reflect Buyer’s outages.  Initial shipments shall begin on or about January 1, 2003.  Time is of the essence with respect to the schedule so established.  Except as otherwise provided herein, failure by Seller to deliver in a timely fashion shall constitute a material breach within the meaning of § 16 of this Agreement, unless such failure to deliver is the result of Buyer’s action or inaction to perform as required by this Agreement.

SECTION 4.         SOURCE.

§ 4.1 Source.  The coal sold hereunder, including coal purchased by Seller from third parties, shall be supplied from Patriot Coal Company’s “Patriot Complex”, located in Henderson County, Kentucky which consists of the “Patriot Mine” (a surface mining operation which is owned and operated by Seller’s affiliated company, Patriot Coal Company, L.P (“Patriot”)) and the “Freedom Mine”(which is an underground mine operated by Seller’s affiliated company,

Ohio County Coal Company (“Ohio County”)).  Seller may also provide coal supplied from Peabody Coal Company’s Camp Complex located in Union County, Kentucky and its Gibraltar Mine located in Muhlenberg County, Kentucky, (all of the foregoing sources hereinafter referred to as the “Coal Property”).

§ 4.2 Assurance of Operation and Reserves.  Seller represents and warrants that the Coal Property contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy all the requirements of this Agreement.  Seller agrees and warrants that it will cause the applicable Producer to have at the Coal Property adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and of the quality required by this Agreement.  Seller further agrees to cause the applicable Producer to operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal.  Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall cause the applicable Producer to operate and maintain same at the sole expense of Seller and Producer, including all required permits and licenses.  Seller hereby warrants that Producer has dedicated, or Seller will cause Producer to dedicate to this Agreement sufficient reserves of coal meeting the quality specifications hereof and lying on or in the Coal Property so as to fulfill the quantity requirements hereof.

§ 4.3 Non-Diversion of Coal.  Seller agrees and warrants that it will not, without Buyer’s express prior written consent, use or sell coal from the Coal Property in a way that will reduce the economically recoverable balance of coal in the Coal Property to an amount less than that required to be supplied to Buyer hereunder.

§ 4.4 Seller’s Preparation of Mining Plan.  On or before January 1, 2003, Seller shall have prepared, or obtained from Producer, and delivered to Buyer, a complete mining plan for the Coal Property with adequate supporting data to demonstrate Producer’s capability to have coal produced from the Coal Property which meets the quantity and quality specifications of this Agreement.  Seller shall provide Buyer with two (2) copies of such mining plan.  Buyer’s receipt of any such mining plans or other information or data furnished voluntarily by Seller (the “Mining Information”) shall not in any manner relieve Seller of any of Seller’s obligations or responsibilities under this Agreement.  Buyer’s receipt and review, if any, of any Mining Information shall not be construed as constituting an approval of Producer’s proposed mining plan or Producer’s mining practices.  The parties acknowledge that Buyer has no right to approve, disapprove or require modification of Producer’s mining plan.  Buyer and Seller understand and acknowledge that a review, if any, by Buyer of the Mining Information shall be limited solely to a determination, for Buyer’s purposes only, of Seller’s capability to supply coal to fulfill Buyer’s requirements of a dependable coal supply.

Seller shall have prepared a complete mining plan for the Coal Property with adequate supporting data to demonstrate Seller’s capability to have coal produced from the Coal Property which meets the quantity and quality specifications of this Agreement.  Seller shall provide Buyer with two (2) copies of such mining plan which shall contain maps and a narrative depicting areas and seams of coal to be mined and shall include (but not be limited to) the following information: (i) reserves from which the coal will be produced during the term hereof and the mining sequence, by year (or such other time intervals as mutually agreed) during the term of this Agreement, from which coal will be mined; (ii) methods of mining such coal; (iii) methods of transporting and, in the event a preparation plant is constructed at the Coal Property, methods of washing coal to insure compliance with the quantity and quality requirements of this Agreement including a description and flow sheet of the preparation plant; (iv) quality data plotted on the maps depicting data points and isolines by ash, sulfur, and Btu; (v) quality control plans including sampling and analysis procedures to insure individual shipments meet quality specifications; and (vi) Seller’s aggregate commitments to others to sell coal from the Coal Property during the term of this Agreement.  Such complete mining plan shall be delivered to Buyer on or before January 1, 2003.

Buyer’s receipt of the mining plan or other information or data furnished by Seller shall not in any many relieve Seller of any of Seller’s obligations or responsibilities under this Agreement; nor shall such review be construed as constituting an approval of Producer’s proposed mining plan as prudent mining practices, such review by Buyer being limited solely to a determination, for Buyer’s purposes only, of Producer’s capability to supply coal on a long-term basis to fulfill Buyer’s requirements of a dependable coal supply.

Seller shall annually provide Buyer with a mining plan update (“Update”) showing progress to date, conformity to original mining plan, and then known changes in reserve data and planned changes in mining progression, plans or procedures.  The update shall be submitted annually on or before January first (1st) of each year during the term of this Agreement.

§ 4.5 Substitute Coal.  Notwithstanding the above representations and warranties, in the event that Seller is unable to supply coal from the Coal Property in the quantity and of the quality required by this Agreement, and such inability is not caused by a force majeure event as defined in § 10, then Buyer will have the option of requiring that Seller supply substitute coal from other facilities and mines.  Seller shall also have the right to supply substitute coal after receiving Buyer’s written consent (which shall not be unreasonably withheld).  Such substitute coal shall be provided under all the terms and conditions of this Agreement including, but not limited to, the quantity provisions of § 3.1, the price provisions of § 8, the quality specifications of § 6.1, and the provisions of § 5 concerning reimbursement to Buyer for increased transportation costs.  Seller’s delivery of coal not produced from the Coal Property without having received the express written consent of Buyer shall constitute a material breach of this Agreement.

§ 4.6 Relationship of the Parties.  Seller agrees that it is not and will not hold itself out as a partner, employee, agent or representative of or joint venturer with Buyer.  Nothing herein contained shall be construed as creating a single enterprise, joint venture, agency, partnership, joint employer, owner-contractor, or lessor-lessee relationship between Buyer and Seller or between Buyer and Producer.

Seller and Producer shall each have sole and exclusive authority to direct and control its respective activities and operations, and those of any subcontractors, undertaken in the performance of Seller’s obligations under this Agreement.  Seller and Producer shall each exercise full and complete control over its respective work force and labor relations policies.  Buyer shall have no authority or control over either Seller’s or Producer’s operations or work force.

§ 4.7 Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING MERCHANTABLILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

§4.8 Remedies.  No waiver of remedies or damages herein shall apply to claims of anticipatory repudiation or remedies therefore provided by law except that neither Seller nor Buyers shall be liable to the other for any punitive, special, incidental or consequential damages (including without limitation, loss of profits or overhead), whether by statute, in tort or in contract, under any indemnity provision or otherwise.

SECTION 5.  DELIVERY.

§ 5.1 Barge Delivery.  The coal shall be delivered to Buyer F.O.B. barge at the following points (the “Delivery Point”), Demao Dock (Patriot coal) at Mile Point 31.5 on the Green River, Camp Breckinridge (Camp Mine Complex coal) at Mile Point 842.0 on the Ohio River, or the Gibraltar Dock (Gibraltar Mine coal) at Mile Point 85.9 on the Green River.  With Buyer’s consent, Seller may deliver the coal at a location different from the Delivery Point, provided, however, that Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to Buyer’s generating stations.  Any resulting savings in such transportation costs shall be retained by Buyer.

Title to and risk of loss of coal sold will pass to Buyer and the coal will be considered to be delivered when barges containing the coal are disengaged by Buyer’s barging contractor from the loading dock.  Buyer or its contractor shall furnish suitable barges, clean and ready for loading in accordance with a delivery schedule provided by Buyer to Seller, and in sufficient number and in a timely manner in order for Seller to meet any previously agreed upon delivery schedule as provided for in §3.2.  Seller shall arrange and pay for all costs of transporting the coal from the mines to the loading docks and loading and trimming the coal into barges to the proper draft and the proper distribution within the barges.  Buyer shall arrange for transporting the coal by barge from the loading dock to its generating station(s) and shall pay for the cost of such transportation.  For delays caused by Seller in handling the scheduling of shipments with Buyer’s barging contractor, Seller shall be responsible for any demurrage or other penalties assessed by said barging contractor (or assessed by Buyer) which accrue at the Delivery Point, including the demurrage, penalties for loading less than the specified minimum tonnage per barge, or other penalties assessed for barges not loaded in conformity with applicable requirements.  Buyer shall be responsible to deliver barges in as clean and dry condition as practicable.  Seller shall require of the loading dock operator that the barges and towboats provided by Buyer or Buyer’s barging contractor be provided convenient and safe berth free of wharfage, dockage, fleeting, switching, and other harbor and port charges; that while the barges are in the care and custody of the loading dock, all applicable U.S. Coast Guard regulations and other applicable laws, ordinances, rulings, and regulations shall be complied with, including adequate mooring and display of warning lights; that the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Buyer’s barging contractor; and that the loading dock operator carry landing owners or wharfinger’s insurance with basic coverage of not less than $300,000.00 and total of basic coverage and excess liability coverage of not less than $1,000,000.00, and provide evidence thereof to Buyer in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance with requirement for thirty (30) days advance notification of Buyer in the event of termination of or material reduction in coverage under the insurance.

SECTION 6. QUALITY.

§ 6.1  Specifications.  The coal delivered hereunder shall conform to the following specifications on an “as received” basis:

Specifications	Guaranteed Monthly Weighted Average (1)		Rejection Limits (per shipment)

BTU/LB.	min.	10,850	<	10,600

LBS/MMBTU:

MOISTURE

max.

12.9

>

15.0

ASH	max.	10.8	>	12.5
SULFUR	max.	3.00	>	3.40
SULFUR	min.	2.75	<	2.55
CHLORINE	max.	0.05	>	0.06
FLUORINE	max.	0.01	>	0.015

NITROGEN

max.

1.35

>

1.45

SIZE (3” x 0”):
Top size (inches)*	max.	3	>	3
Fines (% by wgt)
Passing 1/4” screen	max.	50	>	55

% BY WEIGHT:
VOLATILE	max.	31	>	29

FIXED CARBON	max.	38	>	30

GRINDABILITY (HGI)	min.	55	<	50

BASE ACID RATIO (B/A)		0.60		0.90
SLAGGING FACTOR**	max.	2.0	>	2.5
FOULING FACTOR***	max.	0.5	>	0.7

ASH FUSION TEMPERATURE (°F) (ASTM D1857)

REDUCING ATMOSPHERE
Initial Deformation	min.	1940	min.	1900
Softening (H=W)	min.	2035	min.	1975
Softening (H=1/2W)	min.	2085	min.	2000
Fluid	min.	2190	min.	2100

OXIDIZING ATMOSPHERE
Initial Deformation	min.	2300	min.	2200
Softening (H=W)	min.	2330	min.	2280
Softening (H=1/2W)	min.	2425	min.	2300
Fluid	min.	2490	min.	2375

(1) An actual Monthly Weighted Average will be calculated for each specification for coal delivered to the Buyer’s generating stations.

* All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than fifty (50) per cent (50%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

**           Slagging Factor (Rs)=(B/A) x (Percent Sulfur by WeightDry)

***         Fouling Factor (Rf)=(B/A) x (Percent Na20 by WeightDry)

The Base Acid Ratio (B/A) is herein defined as:

BASE ACID RATIO (B/A) =		(Fe203 + Ca0 + Mg0 + Na20 + K20 )
(Si02 + A1203 + T102)

Note:As used herein	>	means greater than:
	<	means less than.

§ 6.2        Definition of “Shipment”.  As used herein, a “shipment” shall mean one (1) barge load or a barge lot load in accordance with Buyer’s sampling and analyzing practices.

§ 6.3        Rejection.

Buyer has the right, but not the obligation, to reject any shipment which fail(s) to conform to any or all of the Rejection Limits set forth in § 6.1 or contains extraneous materials.  Buyer must reject such coal within seventy-two (72) hours of receipt of the coal analysis provided for in § 7.2 or such right to reject is waived.  In the event Buyer rejects such non-conforming coal, title to and risk of loss of the coal shall be considered to have never passed to Buyer and Buyer shall return the coal to Seller or Producer, or at Seller’s request, divert such coal to Seller’s designee, all at Seller’s cost and risk.  Seller shall replace the rejected coal within five (5) working days from notice of rejection with coal conforming to all of the Rejection Limits set forth in § 6.1.  If Seller fails to replace the rejected coal within such five (5) working day period or the replacement coal is rejected for failure to meet the Rejection Limits (per shipment) set forth in §6.1, Buyer may purchase coal from another source in order to replace the rejected coal.  Seller shall reimburse Buyer for (i) any amount by which the actual price plus transportation costs to Buyer of such coal purchased from another source exceed the price of such coal under this Agreement plus transportation costs to Buyer from the Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer for the rejected coal.  This remedy is in addition to all of Buyer’s other remedies under this Agreement.

If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in § 6.1 or because such shipment contained a material amount of extraneous materials, then such non-conforming coal shall be deemed accepted by Buyer; however, the quantity Seller is obligated to sell to Buyer under the Agreement may or may not be reduced by the amount of each such non-conforming shipment at Buyer’s sole option and the shipment shall nevertheless be considered “rejectable” under § 6.4.  Buyer shall notify Seller no later than thirty (30) days following Buyer’s acceptance of such rejectable coal, of Buyer’s decision to reduce by an amount equal to the amount of rejectable coal, the Base Quantity which Seller is obligated to sell and deliver to Buyer.  If Buyer does not notify Seller within the thirty (30) day time period of Buyer’s decision to reduce the Base Quantity by the amount of rejectable coal, the Base Quantity will remain as defined in § 3.1.

Further, for shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, metal, steel, etc., the estimated weight of such materials shall be deducted from the weight of that shipment.

§ 6.4 Suspension and Termination.

If the coal sold hereunder fails to meet one (1) or more of the Guaranteed Monthly Weighted Averages set forth in § 6.1 for any two (2) consecutive months or a total of three (3) months in a six (6) month period, or if six (6) barge shipments in a thirty (30) day period are rejectable by Buyer, Buyer may upon notice confirmed in writing and sent to Seller by certified mail, suspend future shipments except shipments already loaded into barges.  Seller shall, within ten (10) days, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed the Guaranteed Monthly Weighted Averages set forth in § 6.1 and that the source will exceed the rejection limits set forth in § 6.1.  If Seller fails to provide such assurances within said ten (10) day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the ten (10) day period.  A waiver of this right for any one (1) period by Buyer shall not constitute a waiver for subsequent periods.  If Seller provides such reasonable assurances to Buyer, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up at Buyer’s sole option.  Buyer shall not unreasonably withhold its acceptance of Seller’s assurances, or delay the resumption of shipment(s).  If Seller, after providing such assurances, fails to meet any of the Guaranteed Monthly Weighted Averages for any one (1) month within the next six (6) months or if three (3)

barge shipments are rejectable within any one (1) month during such six (6) month period, then Buyer may terminate this Agreement and exercise all its other rights and remedies under applicable law and in equity for Seller’s breach.

SECTION 7.         WEIGHTS, SAMPLING AND ANALYSIS.

§ 7.1  Weights.  The weight of the coal delivered hereunder shall be determined on a per shipment basis by Buyer on the basis of scale weights at the generating station(s) unless another method is mutually agreed upon by the parties.  Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition.  Seller shall have the right, at Seller’s expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency.  If the scales are found to be over or under the tolerance range allowable for the scale based on industry accepted standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

§ 7.2 Sampling and Analysis.  The Seller has sole responsibility for quality control of the coal and shall forward its “as loaded” quality to the Buyer as soon as possible.  The sampling and analysis of the coal delivered hereunder shall be performed by Buyer and the results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement.  All analyses shall be made in Buyer’s laboratory at Buyer’s expense in accordance with ASTM standards where applicable, or industry-accepted standards.  Samples for analyses shall be taken by any industry-accepted standard, mutually acceptable to both parties, may be composited and shall be taken with a frequency and regularity sufficient to provide reasonably accurate representative samples of the deliveries made hereunder.  Seller represents that it is familiar with Buyer’s sampling and analysis practices, and finds them to be acceptable.  Buyer shall notify Seller in writing of any significant changes in Buyer’s sampling and analysis practices.  Any such changes in Buyer’s sampling and analysis practices shall, except for ASTM or industry accepted changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

Each sample taken by Buyer shall be divided into four (4) parts and put into airtight containers, properly labeled and sealed.  One (1) part shall be used for analysis by Buyer; one (1) part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is necessary; one (1) part shall be retained by Buyer until the twenty-fifth (25th) of the month following the month of unloading (the “Disposal Date”) and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date; and one (1) part (“Referee Sample”) shall be retained by Buyer until the Disposal Date.  Seller shall be given copies of all analyses made by Buyer by the twelfth (12th) business day of the month following the month of unloading.  Seller, on reasonable notice to Buyer shall have the right to have a representative present to observe the sampling and analyses performed by Buyer.  Unless Seller requests a Referee Sample analysis before the Disposal Date, Buyer’s analysis shall be used to determine the quality of the coal delivered hereunder.  The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.

If any dispute arises before the Disposal Date, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory (“Independent Lab”) mutually chosen by Buyer and Seller.  For each coal quality specification in question, a dispute shall be deemed not to exist and Buyer’s analysis shall prevail and the analysis of the Independent Lab shall be disregarded if the analysis of the Independent Lab differs from the analysis of Buyer by an amount equal to or less than:

(i)            0.50% moisture

(ii)           0.50% ash on a dry basis

(iii)          100 Btu/lb. on a dry basis

(iv)          0.10% sulfur on a dry basis.

For each coal quality specification in question, if the analysis of the Independent Lab differs from the analysis of Buyer by an amount more than the amounts listed above, then the analysis of the Independent Lab shall prevail and Buyer’s analysis shall be disregarded.  The cost of the analysis made by the Independent Lab shall be borne by Seller to the extent that Buyer’s analysis prevails and by Buyer to the extent that the analysis of the Independent Lab prevails.

SECTION 8.         PRICE.

§  8.1 Base Price.  The base price (“Base Price”) of the coal to be sold hereunder will be firm and will be determined by the year in which the coal is delivered as defined in § 5 in accordance with the following schedule:

	BASE PRICE ($ PER MMBTU)
YEAR	Patriot	Camp	Gibraltar
2003	$0.88	$0.8774	$0.8539
2004	$0.89	$0.8874	$0.8639
2005	$0.90	$0.8974	$0.8739

§8.2         Quality Price Discounts.

(a)           The Base Price is based on coal meeting or exceeding the Guaranteed Monthly Weighted Average specifications as set forth in § 6.1.  Quality price discounts shall be applied for each specification each month to reflect failures to meet the Guaranteed Monthly Weighted Averages set forth in § 6.1, as determined pursuant to § 7.2, subject to the provisions set forth below.  The discount values used are as follows:

DISCOUNT VALUES
$ /MMBTU
BTU/LB.	0.2604

$ /LB./MMBTU
SULFUR	0.1232
ASH	0.0083
MOISTURE	0.0016

(b)           Notwithstanding the foregoing, for each specification each month, there shall be no discount if the actual Monthly Weighted Average meets the applicable Discount Point set forth below.  However, if the actual Monthly Weighted Average fails to meet such applicable Discount Point, then the discount shall apply and shall be calculated on the basis of the difference between the actual Monthly Weighted Average and the Guaranteed Monthly Weighted Average pursuant to the methodology shown in Exhibit B attached hereto.

	Guaranteed Monthly Weighted Average		Discount Point

BTU/LB

min.

10,850

10,650

LB/MMBTU:

SULFUR	max.	3.00	3.05
ASH	max.	10.80	12.20
MOISTURE	max.	12.90	14.46

For example, if the actual Monthly Weighted Average of sulfur equals 3.10 lb/MMBTU, then the applicable discount would be (3.1lb – 3.00 lb) X $.1232/lb/MMBTU = $.0123/MMBTU.

§ 8.3 Payment Calculation.  Exhibit B attached hereto shows the methodology for calculating the coal payment and quality price discounts for the month Seller’s coal was unloaded by Buyer.  If there are any such discounts, Buyer shall apply credit to amounts owed Seller for the month the coal was unloaded.

§ 8.4 New Impositions.  The above Base Price shall be subject to adjustment only in the event that new applicable Federal or state statues, regulations, or other governmental impositions on the coal to be supplied hereunder, including but not limited to tax increases or decreases, occur after July 1, 2002, which cause Seller’s cost for providing coal to Buyer under this Agreement to increase or decrease by more than $.05 per ton.  Seller shall promptly notify Buyer of any such changes and supply sufficient documentation for Buyer to verify any such change.  Either Buyer or Seller may request a Base Price adjustment, which shall be comprised of no more than the reasonable costs directly associated with the effect of such change on the coal to be supplied hereunder.  If the non-requesting party agrees to the requested price adjustment, such adjustment shall be made effective on the first day of the calendar month following the effective date of any change, (except when such change is effective on the first day of the month in which case the adjustment shall be made as of such date).  If the non-requesting party rejects the request of the requesting party for a Base Price adjustment, the requesting party, at its option, may terminate the contract without liability due to such termination for either party.

SECTION 9.         INVOICES, BILLING AND PAYMENT.

§ 9.1 Invoicing Address.  Invoices will be sent to Buyer at the following address:

Louisville Gas and Electric Company

P.O. Box 32010

Louisville, KY  40232

Attention: Manager LG&E/KU Fuels

§ 9.2 Invoice Procedures for Coal Shipments.  Seller shall invoice Buyer at the Base Price, minus any quality price discounts, for all coal unloaded in a calendar month by the fifteenth (15th) of the following month.  Seller’s invoice shall be based upon the monthly analysis data set forth in § 7.2.

§ 9.3 Payment Procedures for Coal Shipments. For all coal unloaded at the Buyer’s generating station(s) between the first (1st) and fifteenth (15th) days of any calendar month.  Buyer shall make a preliminary payment of seventy-five percent (75%) of the amount owed for the coal (based on the assumption that the coal will meet all guaranteed monthly quality parameters) by the twenty-fifth (25th) day of such month of unloading, except that, if the twenty-fifth (25th) is not a regular work day, payment shall be made on the next regular work day.  For all coal unloaded at the Buyer’s generating station(s) between the sixteenth (16th) and the last day of any calendar month, Buyer shall make a preliminary payment of seventy-five percent (75%) of the amount owed for the coal (based on the assumption that the coal will meet all of the guaranteed monthly quality parameters) by the tenth (10th) day of the month following the month of unloading, except that, if the tenth (10th) is not a regular work day, payment shall be made on the next regular work day.

All preliminary payments shall be calculated based on the then-current price on a dollar per ton basis as calculated by the guaranteed monthly weighted average BTU/lb. and the then-current Base Price in cents per MMBTU and shall be equal to seventy-five percent (75%) of such calculated amount.

A reconciliation of amounts paid and amounts owed shall occur by the twenty-fifth (25th) day of the month following the month of unloading.  (For example, Buyer will make one preliminary payment by September 25 for all coal unloaded September 1 through 15, and another preliminary payment by October 10 for seventy-five percent (75%) of coal unloaded September

16 through 30.  A reconciliation will occur by October 25 for all unloadings made in September.)  The reconciliation shall be made as follows: Seller shall invoice Buyer for all coal unloaded during the preceding month on or before the fifteenth (15th) day of the month following the month of unloading.  The amount due for all coal (based on the Base Price minus any Quality Price Discounts) delivered and unloaded and accepted by Buyer during any calendar month shall be calculated and compared to the sum of the preliminary payments made for coal delivered and unloaded and accepted during such month.  The difference shall be paid by or paid to Seller, as applicable, by the twenty-fifth (25th) day of the month following the month of delivery, except, that, if the twenty-fifth (25th) is not a regular work day, payment shall be made in the next regular work day.  Buyer shall electronically transfer all payments to Seller’s account at:

Peabody COALSALES, St Louis

PNC Bank of N.A.

ABA # 043000096

Account # 1008971287

§ 9.4  Withholding.  Buyer shall have the right to withhold from payment of any billing or billings (i) any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, (ii) any damages resulting from or likely to result from any breach of this Agreement by Seller or Producer, and (iii) any amounts owed to Buyer from Seller.  Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold.

Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

SECTION 10.       FORCE MAJEURE.

§ 10.1 General Force Majeure.  If either party hereto is delayed in or prevented from performing any of its obligations or from utilizing the coal sold under this Agreement due to acts of God, war, riots, civil insurrection, acts of the public enemy, strikes, lockouts, fires, floods or earthquakes, which are beyond the reasonable control and without the fault or negligence of the party affected thereby, then the obligations of both parties hereto shall be suspended to the extent made necessary by such event; provided that the affected party gives written notice to the other party as early as practicable of the nature and probable duration of the force majeure event.  The party declaring force majeure shall exercise due diligence to avoid and shorten the force majeure event and will keep the other party advised as to the continuance of the force majeure event.  During any period in which Seller’s ability to perform hereunder is affected by Producer’s force majeure event, Seller shall require Producer to not deliver any coal to any other buyers to whom Producer’s ability to supply is similarly affected by such force majeure event unless contractually committed to do so at the beginning of the force majeure event; and further shall deliver to Buyer under this Agreement at least a pro rata portion (on a per ton basis) of its total contractual commitments to all its buyers to whom Seller’s ability to supply is similarly affected by such force majeure event in place at the beginning of the force majeure event.  An event which affects the Producer’s ability to produce or obtain coal from a mine other than the Coal Property will not be considered a force majeure event hereunder.

Tonnage deficiencies resulting from a force majeure event shall be made up only upon mutual agreement of Buyer and Seller, on the basis of a mutually agreeable shipping schedule.

§ 10.2 Environmental Law Force Majeure.  The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt or reinterpret environmental laws, regulations, policies and/or restrictions which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality coal which thereafter would be delivered hereunder.  If as a result of the adoption or reinterpretation of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable (uneconomical) for Buyer to utilize such coal, Buyer shall so notify Seller, and thereupon Buyer and Seller and Producer shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller’s mine and/or in the handling and utilization of the coal at Buyer’s generating station; and if in Buyer’s sole judgment such actions will not, without unreasonable expense to Buyer, make it possible and commercially practicable for Buyer to so utilize coal which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of sixty (60) days notice to

Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party.

SECTION 11.  CHANGES.  Either party may, at any time by written notice pursuant to § 12 of this Agreement, propose changes within the general scope of this Agreement in any one or more of the following: quality of coal or coal specifications, quantity of coal, method or time of shipments, place of delivery (including transfer of title and risk of loss), method(s) of weighing, sampling or analysis or any such other provision as may affect the suitability and amount of coal to be delivered to Buyer’s generating stations. Such proposed changes will not become binding unless and until the parties agree thereto and this Agreement is amended in writing. If any such changes makes necessary or appropriate an increase or decrease in the then current price per ton of coal, or in any other provision of this Agreement, an equitable adjustment shall be made in: price, whether current or future or both, and/or in such other provisions of this Agreement as are affected directly or indirectly by such change, and the Agreement shall thereupon be modified in writing accordingly.

Any claim by the Seller for adjustment under this § 11 shall be asserted within thirty (30) days after the date of Seller’s receipt of the written notice of change, it being understood, however that Seller shall not be obligated to proceed under this Agreement as changed until an equitable adjustment has been agreed upon.  The parties agree to negotiate promptly and in good faith to agree upon the nature and extent of any equitable adjustment.

SECTION 12.       NOTICES.

§ 12.1 Form and Place of Notice.  Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile or other electronic media, delivered to an established mail service for same day or overnight delivery, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

If to Buyer:	Louisville Gas and Electric Company
P.O. Box 32010
Louisville, Kentucky 40232
Attn.: Director Corporate Fuels and By-Products

If to Seller:	Peabody COALSALES Company
701 Market Street, Suite 930
St. Louis, Missouri 63101
Attn: Vice-President, Sales

§ 12.2 Change of Person or Address.  Either party may change the person or address specified above upon giving written notice to the other party of such change.

§ 12.3 Electronic Data Transmittal.  Seller hereby agrees, at Seller’s cost, to electronically transmit shipping notices and/or other data to Buyer in a format acceptable to and established by Buyer upon Buyer’s request.  Buyer shall provide Seller with the appropriate format and will inform Seller as to the electronic data requirements at the appropriate time.

SECTION 13.       CREDIT RATING.  If the credit rating of either Buyer (if Buyer has a public rating) or Buyer’s affiliates that have public ratings falls below investment grade (BBB - as defined by Standard & Poor’s or the equivalent as defined by other public ratings agencies), Buyer shall, within thirty (30) days after Seller’s written request, provide Seller with a mutually agreed upon form of credit enhancement (e.g., letter of credit, guaranty from an investment grade entity, etc.).  Until the mutually acceptable assurances of good credit are received, Seller has the right to require payment in cash at the time of delivery. Such mutually acceptable assurances of good credit shall not be more than the average monthly outstanding net balance.

SECTION 14.       RIGHT TO RESELL.  Buyer shall have the unqualified right to resell all or any of the coal purchased under this Agreement.

SECTION 15.       INDEMNITY AND INSURANCE.

§ 15.1 Indemnity.  Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable inside and outside attorney’s fees) (i) relating to the trucks, barges or railcars provided by Buyer or Buyer’s contractor while such trucks, barges or railcars are in the care and custody of the loading dock or loading facility, (ii) due to any failure of Seller or Producer to comply with laws, regulations or ordinances, or (iii) due to the acts or omissions of Seller or Producer in the performance of this Agreement.

Buyer agrees to indemnify and save harmless Seller, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable inside and outside attorney’s fees) (i) due to any failure of Buyer to comply with laws, regulations or ordinances, or (ii) due to the negligence of any representatives, agents or employees of Buyer (collectively, “Visitors”) who inspect the Coal Property; or (iii) due to the acts or omissions of Buyer in the performance of this Agreement.

§ 15.2 Insurance.  Seller shall require Producer to carry insurance coverage with minimum limits as follows:

(1)           Commercial General Liability, including Completed Operations and Contractual Liability, $5,000,000 single limit liability.

(2)           Automobile General Liability, $1,000,000 single limit liability.

(3)           In addition, Seller shall require Producer to carry excess liability insurance covering the foregoing perils in the amount of $4,000,000 for any one occurrence.

(4)           Workers’ Compensation and Employer’s Liability with statutory limits.

If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement.  Certificates of

Insurance satisfactory in form to the Buyer and signed by the Producer’s insurer shall be supplied by the Seller to the Buyer evidencing that the above insurance is in force and that not less than thirty (30) calendar days written notice will be given to the Buyer prior to any cancellation or material reduction in coverage under the policies.  The Seller shall cause the Producer’s insurer to waive all subrogation rights against the Buyer respecting all losses or claims arising from performance hereunder.  Evidence of such waiver satisfactory in form and substance to the Buyer shall be exhibited in the Certificate of Insurance mentioned above.  Seller’s and Producer’s liability shall not be limited to their insurance coverage.

SECTION 16.       TERMINATION FOR DEFAULT.

Subject to § 6.4, if either party hereto commits a material breach of any of its obligations under this Agreement at any time, including, but not limited to, a material breach of a representation and warranty set forth herein, then the other party has the right to give written notice describing such breach and stating its intention to terminate this Agreement no sooner than thirty (30) days after the date of the notice (the “notice period”).  If such material breach is curable and the breaching party cures such material breach within the notice period, then the Agreement shall not be terminated due to such material breach.  If such material breach is not curable or the breaching party fails to cure such material breach within the notice period, then this Agreement shall terminate at the end of the notice period in addition to all the other rights and remedies available to the aggrieved party under this Agreement and at law and in equity.

SECTION 17.       TAXES, DUTIES AND FEES.

Seller shall pay when due, and the price set forth in § 8 of this Agreement shall be inclusive of, all taxes, duties, fees and other assessments of whatever nature imposed by governmental authorities with respect to the transactions contemplated under this Agreement.

SECTION 18.       DOCUMENTATION AND RIGHT OF AUDIT.

Seller and Producer shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement and for two (2) years thereafter.  Buyer shall have the right at no additional expense to Buyer to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for two (2) years thereafter and Seller and Producer shall cooperate at no additional cost to Buyer.

SECTION 19.       EQUAL EMPLOYMENT OPPORTUNITY.  To the extent applicable, Seller shall comply with all of the following provisions which are incorporated herein by reference: Equal Opportunity regulations set forth in 41 CRF § 60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CRF § 50-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; Rehabilitation Act regulations set forth in 41 CRF § 60-741.4 relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as “Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals” set forth in 15 USC § 637(d)(3); and subcontracting plan requirements set forth in 15 USC § 637(d).

SECTION 20.       COAL PROPERTY INSPECTIONS.  Buyer and its representatives, and others as may be required by applicable laws, ordinances and regulations shall have the right at all reasonable times and at their own expense to inspect the Coal Property, including the loading facilities, scales, sampling system(s), wash plant facilities, and mining equipment for conformance with this Agreement.  Seller and Producer shall cooperate with such inspections at no additional cost to Buyer.  Seller shall cause the Producer to undertake reasonable care and precautions to prevent personal injuries to any representatives, agents or employees of Buyer (collectively, “Visitors”) who inspect the Coal Property.  Any such Visitors shall make every reasonable effort to comply with Seller’s regulations and rules regarding conduct on the work site, made known to Visitors prior to entry, as well as safety measures mandated by state or federal rules, regulations and laws.  Buyer understands that underground mines and related facilities are inherently high-risk environments.  Buyer’s failure to inspect the Coal Property or to object to defects therein at the time Buyer inspects the same shall not relieve

Seller or Producer of any of their responsibilities nor be deemed to be a waiver of any of Buyer’s rights hereunder.

SECTION 21.       MISCELLANEOUS.

§ 21.1 Applicable Law.  This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

§ 21.2 Headings.  The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

§ 21.3 Waiver.  The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

§ 21.4 Remedies Cumulative.  Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

§ 21.5 Severability.  If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

§ 21.6 Binding Effect.  This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

§ 21.7 Assignment.

A.            Seller shall not, without Buyer’s prior written consent, which shall not be unreasonably withheld, make any assignment or transfer of this Agreement, by operation of law or otherwise, including without limitation any assignment, encumbrance or transfer as security for any obligation, and shall not assign or transfer the performance of or right or duty to perform any obligation of Seller hereunder; provided, however, that Seller may assign the right to receive payments for coal directly from Buyer to a lender as part of any accounts receivable financing or other revolving credit arrangement which Seller may have now or at any time during the term of this Agreement.

B.            Buyer shall not, without Seller’s prior written consent, which may not be unreasonably withheld, assign this Agreement or any right or duty to perform any obligation of Buyer hereunder; except that, without such consent, Buyer may assign this Agreement in connection with a transfer by Buyer of all or a part interest in the generating station comprising the Delivery Point, or as part of a merger or consolidation involving Buyer.

C.            In the event of an assignment or transfer contrary to the provisions of this section, the non-assigning party may terminate this Agreement immediately.

§ 21.8      Entire Agreement.  This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.

§ 21.9 Amendments.  Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LOUISVILLE GAS AND ELECTRIC COMPANY
PEABODY COALSALES COMPANY

By:		By:

Title:	SVP – Energy Services	Title:

Date:		Date:

EXHIBIT A

PRODUCER’S CERTIFICATE

The undersigned, PATRIOT COAL COMPANY, L.P. a Delaware limited partnership and OHIO COUNTY COAL COMPANY, a Kentucky corporation, and PEABODY COAL COMPANY, a Delaware corporation (herein collectively “Producer”), by and through their duly authorized officers, as an inducement to LOUISVILLE GAS AND ELECTRIC COMPANY (“LG&E”), a Kentucky corporation (“Buyer”) and PEABODY COALSALES COMPANY, a Delaware corporation (herein “Agent”), to enter into a Coal Supply Agreement (the “Coal Supply Agreement”) between LG&E and Agent, and as a further inducement to Agent to enter into a Coal Marketing and Sales Agreement with Producer (“Coal Marketing and Sales Agreement”), hereby certifies, warrants and represents to LG&E and Agent as follows:

1.             Producer is a duly organized, validly existing limited partnership or corporation, as the case may be, in good standing under the laws of the Commonwealth of Kentucky, and fully qualified to do business under the laws of the Commonwealth of Kentucky.  Producer has all requisite power and authority to execute this instrument and to enter into all documents required in connection with and including the proposed Coal Marketing and Sales Agreement between Producer and Agent.

2.             By the execution hereof, the undersigned certify that, as the officers of Producer, they have all the necessary power and authority to execute and deliver this Producer’s Certificate, for and on behalf of Producer.

3.             This Certificate is given by Producer to induce LG&E and Agent to each execute and deliver between themselves that certain proposed Coal Supply Agreement, with the knowledge that LG&E and Agent will each rely upon the truth of the statements made herein.

4.             Each Producer represents and warrants that the portion of the “Coal Property” described in Exhibit “A” over which that Producer has control (the “Coal Property”) contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy all the quantity and quality requirements of the Coal Supply Agreement and the Coal Marketing and Sales Agreement which requirements are set forth on Exhibit “B” attached hereto.  Producer further agrees and warrants that it will have at the Coal Property adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and at the quality specified in Exhibit “B”.  Producer further represents and warrants and agrees to operate and maintain such machinery, equipment, and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare, and deliver such coal.  Producer agrees that it shall operate and maintain the machinery, equipment and/or facilities at its sole expense, including all required permits and licenses.  Producer further dedicates to the Coal Supply Agreement and the Coal Marketing and Sales Agreement sufficient reserves of coal meeting the quality specifications specified in Exhibit “B” and lying on or in the Coal Property so as to fulfill the quantity requirements of the proposed Coal Marketing and Sales Agreement.

5.             Producer agrees and warrants that it will not, without obtaining the express prior written consent of both LG&E and of Agent, use or sell coal from the Coal Property in a way that will reduce the economically recoverable balance of coal in the Coal Property to an amount less than that required to be supplied by Producer as specified in Exhibit “B”.

6.             Producer agrees and warrants that it shall require of the loading dock operator that the barges and towboats provided by LG&E or LG&E’s barging contractor be provided convenient and safe berth free of wharfage, dockage and port charges; that while the barges are in the care, custody and control of the loading dock, all U.S. Coast Guard regulations and other applicable laws, ordinances, rulings and regulations shall be complied with, including adequate mooring and display of warning lights; and any water in the cargo boxes of the barges be pumped out by the loading dock operator prior to loading; that the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of LG&E and LG&E’s barging contractor; that the loading dock operator carry landing owner’s or wharfinger’s insurance with basic coverage of not less than $300,000 and total of basic coverage and excess liability coverage of not less than $1,000,000 and provide evidence thereof to LG&E and Agent in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance with requirement for notification of LG&E and Agent in the event of termination of the insurance.

7.             Producer agrees that it will replace rejected coal within five (5) working days with coal conforming to the rejection limits set forth in the proposed Coal Supply Agreement and the Coal Marketing and Sales Agreement between Producer and Agent, which rejection limits Producer understands and acknowledges are the same rejection limits as provided in the proposed

Coal Supply Agreement between LG&E and Agent, and that should Producer either fail to replace the rejected coal within such five (5) working day period or the replacement coal is rightfully rejected (where such rejection is not based upon the BTU/LB minimum or the percentage of moisture maximum being exceeded as a result of weather conditions), and another source has replaced such rejected coal, Producer agrees to and shall reimburse LG&E for any amount that the total delivered cost to LG&E of such coal purchased from another source exceeds the then current delivered cost of coal sold by Producer under the proposed Coal Marketing and Sales Agreement between Agent and LG&E.  Further, Producer agrees to be responsible to pay or reimburse Agent or LG&E as applicable, for any and all freight or transportation expenses that have been incurred for rightfully rejected coal.

8.             Producer agrees that if it shall receive a notice in writing that the coal sold fails to meet one or more of the monthly average guarantees as set forth in the Coal Supply Agreement between Agent and LG&E, then Producer shall within ten (10) days provide LG&E with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed such monthly average guarantees

9.             Producer agrees to and shall indemnify and save harmless LG&E, and its respective officers, directors, employees, and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable attorney’s fees) relating to the barges provided by LG&E or LG&E’s contractor while such barges are in the care and custody of the loading dock, or for any failure of Producer to comply with laws, regulations or ordinances, or for any matter which arises out of the acts or omissions of Producer in the performance of its obligations hereunder including, but not limited to, the proper delivery of coal by Producer to Buyer.

10.           Producer agrees and warrants to and shall carry insurance coverage with minimum limits as follows:

A.            Commercial general liability, $1,000,000, single limit liability.

B.            Automobile general liability, $1,000,000 single limit liability.

C.            In addition, Producer shall carry excess liability insurance covering the foregoing perils in the amount of $4,000,000 for any one occurrence.

D.            Kentucky Worker’s Compensation and Employer’s Liability with statutory limits.

E.             If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of Producer’s proposed Coal Marketing and Sales Agreement with Agent.

11.           Producer agrees that it shall not assign the proposed Coal Marketing and Sales Agreement between it and Agent or any rights or obligations thereunder without the prior written consent of Agent and Buyer which consent shall not be unreasonably withheld.

IN TESTIMONY WHEREOF, the undersigned officers of Producer have executed and delivered the foregoing Producer’s Certificate on behalf of Producer.

ATTEST:
PATRIOT COAL COMPANY, L.P.

By:
Its:
Date:

OHIO COUNTY COAL COMPANY

By:
Its:
Date:

PEABODY COAL COMPANY

By:
Its:
Date:

EXHIBIT A TO PRODUCER’S CERTIFICATE

“Coal Property” means the following seams and mines owned by Producer:

Patriot Coal Company’s Patriot Complex, located in Henderson County, Kentucky; Peabody Coal Company’s Camp Complex located in Union County, Kentucky and Gibraltar Mine located in Muhlenberg County, Kentucky.

EXHIBIT B TO PRODUCER’S CERTIFICATE

Quality Requirement

The quality required by the Coal Marketing and Sales Agreement is as follows:

Specifications	Guaranteed Monthly Weighted Average	Rejection Limits (per shipment)

BTU/LB.	min. 10,850	< 10,600

Ash	max 10.80 lbs./MMBTU	> 12.50 lbs./MMBTU
Moisture	max 12.90 lbs./MMBTU	> 15.00 lbs./MMBTU
Sulfur	max. 3.00 lbs./MMBTU	> 3.40 lbs./MMBTU
Sulfur	min. 2.75 lbs./MMBTU	< 2.55 lbs./MMBTU

All Qualities:
Chlorine	max. 0.05 lbs./MMBTU	> 0.06 lbs./MMBTU
Fluorine	max. 0.01 lbs./MMBTU	> 0.015 lbs./MMBTU
Nitrogen	max. 1.35 lbs./MMBTU	> 1.45 lbs./MMBTU

SIZE (3” x 0”):
Top size (inches)*	max. 3”x 0”	> 3”x 0”
Fines (% by wgt)
passing 1/4” screen	max. 50%	> 55

% BY WEIGHT:

VOLATILE	max. 31	> 29
FIXED CARBON	min. 38	< 30
GRINDABILITY (HGI)	min. 55	< 50
BASE ACID RATIO (B/A)	.60	> .90
SLAGGING FACTOR	2.0	2.5

ASH FUSION TEMPERATURE (°F) (ASTM D1857)

REDUCING ATMOSPHERE
Initial Deformation	min. 1940	min. 1900
Softening (H=W)	min. 2035	min. 1975
Softening (H=1/2W)	min. 2085	min. 2000
Fluid	min. 2190	min. 2100

OXIDIZING ATMOSPHERE
Initial Deformation	min. 2300	min. 2200
Softening (H=W)	min. 2330	min. 2280
Softening (H=1/2W)	min. 2425	min. 2300
Fluid	min. 2490	min. 2375

* All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than forty percent (40%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

**           Slagging Factor (Rs)=(B/A) x (Percent Sulfur by WeightDry)

***         Fouling Factor (Rf)=(B/A) x (Percent Na20 by WeightDry)

The Base Acid Ratio (B/A) is herein defined as:

BASE ACID RATIO (B/A) =		(Fe203 + Ca0 + Mg0 + Na20 + K20)
(Si02 + A1203 + T102)

Note:As used herein:	>	means greater than;
	<	means less than.

Quantity Requirement

The quantity required by the Coal Marketing and Sales Agreement is as follows:

QUANTITY

Year	Tonnage
2003	1,000,000
2004	1,000,000
2005	1,000,000

Exhibit B

EXHIBIT B TO COAL SUPPLY AGREEMENT

SAMPLE COAL PAYMENT CALCULATIONS

For contracts supplied from multiple “origins”, each “origin will be calculated individually.

	Section I	Base Data

1)	Base F.O.B. price per ton:	$19.10	/ton

1a)	Tons of coal delivered:		tons

2)	Guaranteed average heat content:	10,850	BTU/LB.

2r)	As received monthly avg. heat content:		BTU/LB.

2a)	Energy delivered in MMBTU:		MMBTU
[(Line 1a) *2,000 lb./ton*(Line 2r)] *MMBTU/1,000,000 BTU
[( ) *2,000 lb./ton*]*MMBTU/1,000,000 BTU

2b)	Base F.O.B. price per MMBTU:	$.880	MMBTU
{[(Line 1)/(Line 2)]*(1 ton/2,000 lb.)]}*1,000,000 BTU/MMBTU
{[( /ton)/( BTU/LB)]*(1 ton/2,000 lb.)}*1,000,000 BTU/MMBTU

3)	Guaranteed monthly avg. max. sulfur	3.00	LBS./MMBTU

3r)	As received monthly avg. sulfur		LBS./MMBTU

4)	Guaranteed monthly avg. ash	10.80	LBS./MMBTU

4r)	As received monthly avg. ash		LBS./MMBTU

5)	Guaranteed monthly avg. max. moisture	12.90	LBS./MMBTU

5r)	As received monthly avg. moisture		LBS./MMBTU

	Section II	Discounts
Assign a (-) to all discounts (round to (5) decimal places)
6d)	BTU/LB.: If line 2r < 10,650. then:
{1 –{(line 2r) / (line 2)} * $0.2604/MMBTU
	{1 - ( ) / ( )} * $0.2604 =	$	/MMBTU
7d)	SULFUR: If line 3r is greater than 3.05 then:
[ (line 3r) - (line 3) ] * 0.1232/lb. Sulfur
	[ ( ) - ( ) ] * 0.1232 =	$	/MMBTU
8d)	ASH: If line 4r is greater than 12.20 then:
[ (line 4r) - (line 4) ] * 0.0083/MMBTU
	[ ( ) - ( ) ] * 0.0083 =	$	/MMBTU
9d)	MOISTURE: If line 5r is greater than 14.46then:
[ (line 5r) - (line 5) ] * 0.0016/MMBTU
	[ ( ) - ( ) ] * 0.0016 =	$	/MMBTU

	Section III	Total Price Adjustments

Determine total Discounts as follows:

Assign a (-) to all discounts (round to (5) decimal places)

	Line 6d:	$	/MMBTU

	Line 7d	$	/MMBTU

	Line 8d	$	/MMBTU

	Line 9d	$	/MMBTU

10)	Total Discounts (-):

	Algebraic sum of above:	$	/MMBTU

11)	Total evaluated coal price = (line 2b) + (line 10)

12)	Total discount price adjustment for Energy delivered:
(line 2a) * (line 10) (-)
	$ /MMBTU +	$	/MMBTU	=	$

13)	Total base cost of coal
(line 2a) * (line 2b)
	$ /MMBTU +	$	/MMBTU	=	$

14)	Total coal payment for month
(line 12) + (line 13)
	$ /MMBTU +	$		=	$